FORM S 8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                    CBQ, Inc.
                                    ---------
               (Exact name of issuer as specified in its charter)

            Colorado                                     Applied for
            --------                                     -----------
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization

          4851 Keller Springs                               75248
          -------------------                               -----
(Address of Principal Executive Offices)                  (Zip Code)

                                 Employment Plan
                                 ---------------
                            (Full title of the plan)

        Mark S. Pierce, 1999 Broadway, Ste. 3235, Denver, Colorado 80202
        ----------------------------------------------------------------
                     (Name and address of agent for service)

                                 (303) 292-2992
                                 --------------
         (Telephone number, including area code, of agent for service)

--------------------------------------------------------------------------------
                         Calculation of Registration Fee
--------------------------------------------------------------------------------
Title of                                         Proposed
securities        Amount       Proposed          Maximum             Amount
to be             to be         Maximum         Aggregate              of
registered      registered   Offering Price   Offering Price    Registration Fee
----------      ----------   --------------   --------------    ----------------

$.001 par        280,000         $.50            $140,000            $278
Common Stock
--------------------------------------------------------------------------------

Prospectus

                                    CBQ, Inc.
                                    ---------

                               4851 Keller Springs
                                 Dallas TX 75248
                                 (972) 732 1100

                        (280,000 Shares of Common Stock)

This Prospectus relates to the offer and sale by CBQ, Inc., a Colorado corporation (Company), of up to 280,000 shares of its common stock (Common Stock) to an advisor and two employees (collectively, Employees) pursuant to agreements entered into between the Company and the Employees. The Company is registering hereunder and subsequently issuing to the Employees upon fulfillment of their agreed upon services 280,000 shares of Common Stock. The Common Stock is not subject to any restriction on transferability. Of the shares registered hereunder, a significant portion are being sold to affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The Employees may in future become subject to
Section 16(b) of the  Securities  Exchange Act of 1934, as amended (the Exchange
Act), which would limit their discretion in selling the shares acquired in the Company. (See General Information Restrictions on Resales.)

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 11, 1999

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (Securities Act), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and
regulations   promulgated  by  the  U.S.   Securities  and  Exchange  Commission
(Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Director of Investor's Relations, CBQ, Inc., 4851 Keller Springs, Dallas TX 75248; (972) 732 1100.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. In addition, the Common Stock is quoted on the bulletin board maintained by the National Association of Securities Dealers, Inc. (NASD); thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K St., N.W., Washington, D.C. 20549. No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has not been a change in the affairs of the Company since the date hereof.


Part I. Information Required in the Section 10(a) Prospectus

            General Information Concerning the Plan and the Company:

The Company: The Company has its principal executive offices at 4851 Keller Springs, Dallas TX 75248; (972) 732 1100.

Purposes: The Common Stock will be issued by the Company pursuant to agreements entered into between the Employees and the Company, all as approved by the Board of Directors of the Company (Board of Directors). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Employees in the Company's future prosperity; thereby advancing the interests of the Company and all of its shareholders. Copies of the agreements have been filed as exhibits to the Registration Statement.

Common Stock: The board has authorized the issuance and delivery of up to 280,000 shares of Common Stock to the Employees upon and subsequent to effectiveness of the Registration Statement, but only in the event the Employees perform their agreed upon services in full and elect to exercise their options to take these shares valued at their market in exchange for the fair value of the services rendered.

The Employees: The Employees have provided their expertise and advice to the Company on a non exclusive basis for the purpose of promoting the interests of the Company.

No Restrictions on Transfer: The Employees will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Employees: The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Employees, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Employees will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt. The Employees are urged to consult their tax advisor on this matter. Further, if any recipient is an affiliate, Section 16(b) of the Exchange Act may in the future become applicable and will affect the issue of taxation.

A recipient of securities hereunder, however, may elect to include in his income for the taxable year in which securities are received the fair market value thereof on the date received. If this election is made, the subsequent lapsing of the substantial risk of forfeiture and such other restrictions, if any, will not result in any income to the recipient.

Tax Treatment to the Company: The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resales: In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate may in the future become subject to Section 16(b) of the Exchange Act. This would mean that the affiliate could not sell any shares acquired hereunder for a period of at least six (6) months thereafter. Further, in the event that any affiliate acquiring shares sold any shares of Common Stock in the previous six months preceding the receipt of shares, any so called profit, as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient by the Company. Shares of Common Stock acquired hereunder by other than affiliates are not subject to
Section 16(b) of the Exchange Act.

         Documents Incorporated by Reference and Additional Information

The Company hereby incorporates by reference (i) its annual report on Form 10 KSB for the year ended December 31, 1997, filed pursuant to the Exchange Act,
(ii) any and all Forms 10 QSB filed under the Exchange Act subsequent to any filed Form 10 KSB, as well as all other reports filed under the Exchange Act, and the Company's Form 8 A or Form 10 filing, as the case may be, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a 3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Sections 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing, as is the Form S 18 filed by the Company in the conduct of its initial public offering.

A copy of any document or part thereof incorporated by reference in the Registration Statement but not delivered with this Prospectus will be furnished without charge upon written or oral request. Requests should be addressed to:
Director of Investor Relations, CBQ, Inc., 4851 Keller Springs 75248; (972) 732 1100.

Interests of Named Experts and Counsel: Mark S. Pierce, Esq., assisted in the preparation of this Prospectus and the Registration Statement and has given an opinion on the validity of the securities covered thereby. Mr. Pierce is a party to one of the consulting agreements and, it is anticipated, will receive shares registered hereunder pursuant to the terms and conditions of the agreement. Mr. Pierce also owns, directly or indirectly, shares of Common Stock, but is not a control person for purposes of the Securities Act.

Indemnification: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Part II  Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Registrant hereby states that (i) all documents set forth in (a) through (c) below are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a) Registrant's latest annual report, whether or not filed pursuant to Sections 13(a) or 15(d) of the Exchange Act; (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant documents referred to in (a), above; (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act or the effective Form 10 registering registrant's equity under the Exchange Act; and

(d) The description of the securities offered hereby as set forth in the Form S 18 filed by registrant under the Securities Act in the conduct of its initial public offering, as well as any and all amendments thereto.

Item 4. Description of Securities.

Not Applicable to this registrant.

Item 5. Interests of Named Experts and Counsel.

Mr. Pierce is not an officer or a director of registrant; however, he has been granted an option and has elected to acquire 200,000 shares of common stock of registrant, all of which are being registered hereunder. These shares aggregate less than 1% of the total number of shares outstanding under this class. Mr. Pierce also owns, directly or beneficially, other shares of this class, the aggregate of which is insufficient to make him a control person of the registrant under the Securities and Exchange Acts.

Item 6. Indemnification of Directors and Officers.

The only article, statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of registrant is insured or indemnified in any manner against any liability which they may incur in their capacity as such is the Colorado Business Corporation Code, as enacted and in effect upon adoption of the registrant's articles of incorporation and bylaws, both of which mirror this statute.

The provisions of this code generally provide that registrant may, but is not obligated to, indemnify against liability an individual made a party to a lawsuit because they were previously or are currently a director or officer of registrant, if such person acted in good faith and reasonably believed their actions were in the best interests of registrant. Registrant may not indemnify such persons if they are found liable to registrant in a shareholders' derivative suit or are found liable for receiving an improper personal benefit. Registrant is required to indemnify such persons if they are ultimately successful in the suit. Pending a final determination, registrant may advance funds to these persons, but only if provision is made for return of the funds advanced in the event such persons are subsequently found to not be entitled to indemnification as set forth above. The general effect of this statute is to make indemnification available to the officers and directors of registrant regarding actions taken in their official capacity, unless they are found liable to registrant for their actions, they received an improper benefit therefrom, or they did not act in good faith while reasonably believing their actions were in the best interests of registrant. Indemnification under this section would include actions of the officers and directors of registrant taken in connection with this offering.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S K and are specifically incorporated herein by this reference:

Exhibit No./Title

1.        Not Required.
2.        Not Required.
3.        Not Required.
4.        Not Applicable.
5.        Opinion of Mark S. Pierce  regarding  the  legality of the  securities registered.
6.        Not Required.
7.        Not Required.
8.        Not Required.
9.        Not Required.
10(a)     Engagement Agreement with Mark S. Pierce
  (b)     Employment Agreement with R.J. Pipes.
11.       Not Required.
12.       Not Required.
13.       Not Required.
14.       Not Required.
15.       Not Applicable.
16.       Not Required.
17.       Not Required.
18.       Not Required.
19.       Not Required.
20.       Not Required.
21.       Not Required.
22.       Not Required.
23.1 Consent of auditors to Registrant to incorporation of their opinion on the audited financial statements of Registrant incorporated herein.
23.2 Consent of Mark S. Pierce, special counsel to Registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.
24.       Not Required.
25.       Not Applicable.
26.       Not Applicable.
27.       Not Applicable.
28.       Not Required.
99.       Not Required.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement, including, but not limited to, any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act, each post effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a 3 or Rule 14c 3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Dallas, State of Texas, on the 8th day of January, 1999.

CBQ, Inc.
---------------
(Registrant)

By: /s/ Michael Sheriff
-----------------------
Chief Executive Officer

By: /s/ Michael Sheriff
-----------------------
Chief Financial and Accounting
Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ James Malone
----------------
Director

/s/ Michael Sheriff
-------------------
Director

/s/ R.J. Pipes
--------------
Director

Date: January 8, 1999

Form S 8 Registration Statement

                                  Exhibit Index
                                  -------------

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S K and are specifically incorporated herein by this reference:

Exhibit Number
in Registration
  Statement           Description
  ---------           -----------

    5             Opinion of Counsel

    10(a)         Engagment Agreement

    10(b)         Employment Agreement

    23.1          Consent to Incorporation of Auditor's Opinion

    23.2          Consent to Use of Attorney Opinion